Exhibit 99.1
For Immediate Release
VPG Reports Full Year Fiscal 2015 and Fourth Quarter Results
MALVERN, Pa. (February 18, 2016) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for the fourth quarter and full year ended December 31, 2015.
Highlights:

•	Fourth quarter net revenues of $58.9 million.

•	Fourth quarter adjusted diluted earnings per share of $0.20.

•	Fourth quarter cash generated from operations was $8.6 million and free cash flow was $6.1 million.*

•	Announced a global restructuring and cost reduction program.

•	Secured $25 million in term debt and $30 million available revolving credit facility jointly with JPMorgan, Citizens Bank and Wells Fargo.

•	Acquired Stress-Tek, Inc. on December 30, 2015, a designer and manufacturer of state-of-the-art, strain gage-based load cells and force measurement systems.

•	New products - advanced sensors’ revenue grew approximately 44% in 2015 from 2014.

Ziv Shoshani, VPG’s chief executive officer said, “I am pleased with our quarterly results today, considering challenging global economic conditions. Our adjusted diluted earnings per share was $0.20 and cash generated from operations for the fourth quarter of 2015 was $8.6 million, with free cash flow of $6.1 million.”
Mr. Shoshani added, “We have continued our focus on increasing top-line growth by developing new and innovative products, like our advanced sensor and onboard weighing systems. Strategic acquisitions play an important role in our growth strategy, as well. Our recent acquisition of Stress-Tek provides an excellent fit for our onboard weighing product line and we are excited to have them join our company. We are actively engaged in pursuing acquisitions which, in addition to our new product platforms, continue to be a priority to enhance value to our shareholders.”
Net revenues for the fourth quarter of 2015 were $58.9 million, representing a 2.2% decrease from $60.2 million of net revenues for the comparable prior year period. Net revenues were negatively impacted by the effect of foreign exchange rates of $3.6 million as compared to the fourth quarter of 2014.
Net revenues for the year ended December 31, 2015 were $232.2 million, representing a 7.1% decrease from the $250.0 million of net revenues for prior year which is primarily from the impact of exchange rates. Net revenues for the year were negatively impacted by the effect of foreign exchange rates of $17.5 million as compared to the year ended December 31, 2014.
Comparing sequential results, net revenues for the fourth quarter of 2015 increased by $1.8 million, or 3.1%, from $57.1 million in the third quarter of 2015.
The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

	Fiscal quarter ended		Years ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net (loss) earnings attributable to VPG stockholders	$(13,401)	$(4,907)	$(13,008)	$3,080

Reconciling items
Purchase accounting adjustments	146	19	172	75
Acquisition costs	185	—	185	—
Intangibles impairment	—	5,579	4,942	5,579
Restructuring costs	3,620	193	4,461	668

Less: Tax related items	(12,118)	(504)	(10,980)	(356)
Adjusted net earnings attributable to VPG stockholders	$2,668	$1,388	$7,732	$9,758

Weighted average shares outstanding - diluted	13,170	13,755	13,485	13,977

Adjusted net earnings per diluted share	$0.20	$0.10	$0.57	$0.70
Foreign currency exchange rates for the fourth quarter of 2015 as compared to the prior year period had a negative impact on net income of $1.0 million, or $0.07 per diluted share. Foreign currency exchange rates for the year ended December 31, 2015 as compared to the prior year period had a negative impact on net income of $2.0 million, or $0.15 per diluted share.
Global Restructuring and Cost Reduction Plan
The company announced a global restructuring and cost reduction plan in the fourth quarter of 2015. This action resulted in a restructuring charge of $3.6 million which impacted the fourth fiscal quarter of 2015. The cost reductions are expected to come from consolidation and streamlining of product lines in the Foil Technology Products and Force Sensors segments.
Non-Cash Income Tax Charge
The company recorded a $12.4 million non-cash income tax charge in the fourth quarter of 2015 related to a valuation allowance recorded against certain deferred tax assets. This valuation allowance was established based on the uncertainty that the deferred tax assets will be realized.
Segments
The Foil Technology Products segment revenues were $26.2 million in the fourth quarter of 2015, down 0.6% from $26.4 million in the fourth quarter last year, and down 2.8% from $27.0 million in the third quarter of 2015. The gross margin for the segment decreased to 36.5% for the fourth quarter of 2015 compared to 37.3% in the fourth quarter last year, and down from 42.0% in the third quarter of 2015. The gross margin decreased from the comparable prior year period primarily due to negative effects of exchange rates. The sequential gross margin decrease was due to lower volume and additional costs for expansion of our advanced sensor platform.
The Force Sensors segment revenues of $15.6 million in the fourth quarter of 2015 were down 10.5% compared to $17.4 million in the fourth quarter last year, but were up 6.9% from $14.6 million in the third quarter of 2015. The gross margin for the segment was 20.2% in the fourth quarter of 2015 versus 21.9% in the fourth quarter of 2014 and 21.0% in the third quarter of 2015. Decreased year-over-year revenues are attributable primarily to lower volume. The increase in sequential revenues is attributable to higher volume. The gross margin for the quarter decreased from the comparable prior year period primarily due to lower volume. Despite an increase in revenues, the sequential gross margin decreased due to reduction of inventory.
The Weighing and Control Systems segment revenues were $17.1 million in the fourth quarter of 2015, up 4.0% from $16.4 million in the fourth quarter last year, and up 9.7% from $15.6 million in the third quarter of 2015. Increased year-over-year and sequential revenues are attributable primarily to higher volume for steel and process weighing in Europe. The gross margin for the segment was 47.0% in the fourth quarter of 2015 (47.8% excluding the KELK acquisition purchase accounting adjustments of $0.1 million) versus 41.6% in the fourth quarter of 2014 and 45.4% in the third quarter of 2015. The year-over-year and sequential increases in gross margin are primarily due to higher volume.
Outlook
Mr. Shoshani concluded, “In light of global economic forecasts and continued strengthening of the U.S. dollar versus other currencies, we expect net revenues in the range of $56 million to $61 million for the first quarter of 2016. Our expectation for fiscal year 2016 is for adjusted diluted earnings per share to be in the range of $0.80 to $1.00, at constant exchange rates.”
* Note: Free cash flow is defined as the amount of cash generated from operations ($8.6 million for the fourth quarter of 2015), in excess of our capital expenditures ($2.5 million for the fourth quarter of 2015) and net of proceeds, if any, from the sale of assets ($0.0 million in the fourth quarter of 2015).
Conference Call and Webcast
A conference call will be held today (February 18) at 10:00 a.m. EST (9:00 a.m. CST). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 0965168, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317- 0088 and by using the passcode: 10079715. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties or delays in completing acquisitions and integrating acquired companies (including Stress-Tek); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP system and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
wendy.wilson@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	December 31, 2015	December 31, 2014
Net revenues	$58,913	$60,224
Costs of products sold	38,148	39,739
Gross profit	20,765	20,485
Gross profit margin	35.2%	34.0%

Selling, general, and administrative expenses	16,378	18,327
Acquisition costs	185	—
Impairment of goodwill and indefinite-lived intangibles	—	5,579
Restructuring costs	3,620	193
Operating income	582	(3,614)
Operating margin	1.0%	(6.0)%

Other income (expense):
Interest expense	(253)	(211)
Other	(352)	(180)
Other (expense) income - net	(605)	(391)

Loss before taxes	(23)	(4,005)

Income tax expense	13,326	813

Net loss	(13,349)	(4,818)
Less: net earnings attributable to noncontrolling interests	52	89
Net loss attributable to VPG stockholders	$(13,401)	$(4,907)

Basic loss per share attributable to VPG stockholders	$(1.02)	$(0.36)
Diluted loss per share attributable to VPG stockholders	$(1.02)	$(0.36)

Weighted average shares outstanding - basic	13,170	13,755
Weighted average shares outstanding - diluted	13,170	13,755

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Years ended
	December 31, 2015	December 31, 2014
Net revenues	$232,178	$250,028
Costs of products sold	147,949	159,254
Gross profit	84,229	90,774
Gross profit margin	36.3%	36.3%

Selling, general, and administrative expenses	71,282	77,034
Acquisition costs	185	—
Impairment of goodwill and indefinite-lived intangibles	4,942	5,579
Restructuring costs	4,461	668
Operating income	3,359	7,493
Operating margin	1.4%	3.0%

Other income (expense):
Interest expense	(771)	(882)
Other	(2,082)	(740)
Other (expense) income - net	(2,853)	(1,622)

Income before taxes	506	5,871

Income tax expense	13,500	2,613

Net (loss) earnings	(12,994)	3,258
Less: net earnings attributable to noncontrolling interests	14	178
Net (loss) earnings attributable to VPG stockholders	$(13,008)	$3,080

Basic (loss) earnings per share attributable to VPG stockholders	$(0.96)	$0.22
Diluted (loss) earnings per share attributable to VPG stockholders	$(0.96)	$0.22

Weighted average shares outstanding - basic	13,485	13,755
Weighted average shares outstanding - diluted	13,485	13,977

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$62,641	$79,642
Accounts receivable, net of allowances for doubtful accounts	35,553	37,427
Inventories:
Raw materials	15,062	14,223
Work in process	20,046	19,813
Finished goods	20,651	18,806
Inventories, net	55,759	52,842
Prepaid expenses and other current assets	7,814	10,361
Total current assets	161,767	180,272

Property and equipment, at cost:
Land	2,314	1,893
Buildings and improvements	53,052	49,909
Machinery and equipment	86,201	78,500
Software	7,284	6,837
Construction in progress	2,288	2,928
Accumulated depreciation	(99,148)	(89,374)
Property and equipment, net	51,991	50,693

Goodwill	22,544	12,788

Intangible assets, net	12,823	17,381

Other assets	15,937	26,029
Total assets	$265,062	$287,163

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2015	December 31, 2014
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$8,004	$10,559
Payroll and related expenses	13,888	14,216
Other accrued expenses	16,604	16,770
Income taxes	527	2,133
Current portion of long-term debt	2,120	5,120
Total current liabilities	41,143	48,798

Long-term debt, less current portion	31,591	17,713
Deferred income taxes	1,095	770
Other liabilities	7,195	7,644
Accrued pension and other postretirement costs	11,597	12,353
Total liabilities	92,621	87,278

Commitments and contingencies

Equity:
Common stock	1,276	1,273
Class B convertible common stock	103	103
Treasury stock	(8,765)	(32)
Capital in excess of par value	190,436	189,532
Retained earnings	22,327	35,335
Accumulated other comprehensive loss	(33,121)	(26,560)
Total Vishay Precision Group, Inc. stockholders' equity	172,256	199,651
Noncontrolling interests	185	234
Total equity	172,441	199,885
Total liabilities and equity	$265,062	$287,163

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Cash Flows
(Unaudited - In thousands)

	Years ended
	December 31, 2015	December 31, 2014
Operating activities
Net (loss) earnings	$(12,994)	$3,258
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment of goodwill and indefinite-lived intangibles	4,942	5,579
Depreciation and amortization	11,097	11,736
Loss on disposal of property and equipment	15	63
Share-based compensation expense	1,083	1,008
Inventory write-offs for obsolescence	1,354	1,290
Deferred income taxes	10,108	(3,562)
Other	2,327	722
Net changes in operating assets and liabilities, net of acquisition:
Accounts receivable	982	318
Inventories	(3,961)	(349)
Prepaid expenses and other current assets	2,561	266
Trade accounts payable	(2,550)	618
Other current liabilities	(1,036)	2,307
Net cash provided by operating activities	13,928	23,254

Investing activities
Capital expenditures	(9,978)	(9,091)
Proceeds from sale of property and equipment	117	82
Purchase of business	(20,022)	—
Net cash used in investing activities	(29,883)	(9,009)

Financing activities
Proceeds from long-term debt	15,000	—
Principal payments on long-term debt	(4,119)	(4,137)
Debt issuance costs	(453)	—
Purchase of treasury stock	(8,733)	(32)
Distributions to noncontrolling interests	(63)	(77)
Excess tax benefit from share-based compensation plan	—	5
Net cash provided by (used in) financing activities	1,632	(4,241)
Effect of exchange rate changes on cash and cash equivalents	(2,678)	(3,171)
(Decrease) increase in cash and cash equivalents	(17,001)	6,833

Cash and cash equivalents at beginning of year	79,642	72,809
Cash and cash equivalents at end of year	$62,641	$79,642

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)

	Fiscal quarter ended		Years ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Gross profit	$20,765	$20,485	$84,229	$90,774
Gross profit margin	35.2%	34.0%	36.3%	36.3%

Reconciling items affecting gross profit margin
Acquisition purchase accounting adjustments	146	19	172	75

Adjusted gross profit	$20,911	$20,504	$84,401	$90,849
Adjusted gross profit margin	35.5%	34.0%	36.4%	36.3%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended		Years ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net (loss) earnings attributable to VPG stockholders	$(13,401)	$(4,907)	$(13,008)	$3,080

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	146	19	172	75
Acquisition costs	185	—	185	—
Impairment of goodwill and indefinite-lived intangibles	—	5,579	4,942	5,579
Restructuring costs	3,620	193	4,461	668

Less: reconciling items affecting income tax expense
Tax effect of adjustments for purchase accounting, acquisition costs, impairment charges and restructuring costs, and discrete tax items	(12,118)	(504)	(10,980)	(356)
Adjusted net earnings attributable to VPG stockholders	$2,668	$1,388	$7,732	$9,758

Weighted average shares outstanding - diluted	13,170	13,755	13,485	13,977

Adjusted net earnings per diluted share	$0.20	$0.10	$0.57	$0.70